Exhibit 5.1

Tulchinsky-Stern & Co., Law Offices

14 Abba-Hillel Road, Ramat-Gan, Israel 52506

January 25, 2006

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), and were asked to give our opinion in connection with (i) the Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan (the “2005 Plan”), (ii) Teva Pharmaceutical Industries Ltd. 2004 Stock Option Plan for Employees in Israel (the “2004 Teva Plan”) (iii) Teva Pharmaceutical Industries 2004 Incentive Compensation Plan (formerly the IVAX Corporation 2004 Incentive Compensation Plan) (the “2004 IVAX Plan”), (iv) Teva Pharmaceutical Industries 1997 Employee Stock Option Plan (formerly the IVAX Corporation 1997 Employee Stock Option Plan) (the “1997 Plan”), and (v) Teva Pharmaceutical Industries 1994 Stock Option Plan (formerly the IVAX Corporation 1994 Stock Option Plan) (the “1994 Plan”, and together with the 2005 Plan, the 2004 Teva Plan, the 2004 IVAX Plan, and the 1997 Plan, the “Plans”). The Company will assume the 2004 IVAX Plan, the 1997 Plan and the 1994 Plan and the outstanding awards under such plans, subject to the closing of the transaction described in the Agreement and Plan of Merger, by and among IVAX Corporation, the Company, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc., dated July 25, 2005 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the awards outstanding under the 2004 IVAX Plan, the 1997 Plan and 1994 Plan will be converted into options to purchase ADSs (as defined below). The Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of 67,874,317 ordinary shares, par value NIS 0.1 per share, of the Company, to be issued under the Plans. The ordinary shares available for issuance under the Plans (the “Shares”) may be represented by the Company’s American Depositary Shares (“ADSs”) under the Amended and Restated Deposit Agreement, as amended, dated as of October 18, 2005 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary, and the holders from time to time of the Company’s ADSs. The Shares being registered are issuable in accordance with the terms of the Plans to certain employees of the Company or its affiliates in connection with the grant of awards or the exercise of options granted or to be granted to such employees under the Plans.

We have been informed by the Company that the Shares that will be issued upon exercise of options granted or to be granted under the Plans will be either newly issued shares of the Company (“Newly Issued Shares”) or Shares purchased by the Company or its subsidiaries in the open market or from a subsidiary of the Company (the “Issued and Outstanding Shares”), subject to applicable law and the terms of the Plans.

We have received from the Company, and have examined, the Plans, the relevant information regarding the Deposit Agreement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions (the “Documentation”), that we think are necessary for the purpose of rendering the opinions set forth below. Furthermore, we are relying on the Company’s assurance as to the veracity of all signatures and the authenticity of all the Documentation. In addition, for purposes of our opinion, we assume the transaction described in the Merger Agreement will be consummated in accordance with its terms.

Subject to the qualifications set forth below, and on the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Issued and Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.	The Newly Issued Shares have been duly and validly authorized. Upon the award of Shares or the granting of options under the Plans in accordance with the terms of the Plans, and the due exercise by option holders under the terms of the Plans and the applicable option agreements or other award agreements issued pursuant to and consistent with the Plans, the Newly Issued Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

4.	Under the choice of law or conflict of laws doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion, but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or on the grounds of being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky-Stern & Co.

Tulchinsky-Stern & Co., Law Offices